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                                                                    EXHIBIT 10.2


                              TAX SHARING AGREEMENT

                                      AMONG

                              ALLEGHANY CORPORATION

                                       AND

                            CHICAGO TITLE CORPORATION
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                            TAX SHARING AGREEMENT

            This Tax Sharing Agreement ("Agreement") is entered into as of June 17th, 1998, by and among Alleghany Corporation, a Delaware corporation ("Alleghany"), and Chicago Title Corporation, a Delaware corporation ("Chicago Title").

                                    RECITALS

            WHEREAS, Alleghany is the common parent of an affiliated group of corporations filing a consolidated Federal income tax return, which affiliated group includes Chicago Title and Trust Company ("CT&T"); and

            WHEREAS, The Chicago Trust Company ("TCTC") organized a new corporation ("Newco"), and TCTC transferred all of the assets used in the conduct of its land trust and land release business (the "Land Trust Business") to Newco and Newco assumed all of the liabilities of, or relating to, the Land Trust Business (the "Land Trust Contribution"); and

            WHEREAS, TCTC distributed all of the shares of Newco to Alleghany Asset Management, Inc. ("AAM"), and AAM distributed all of the Newco shares to CT&T (together, the "Newco Distributions"); and

            WHEREAS, CT&T has distributed all of the outstanding shares of AAM to Alleghany (the "AAM Distribution"); and

            WHEREAS, Alleghany will contribute all of the outstanding shares of CT&T to Chicago Title, a newly-formed subsidiary of Alleghany (the date of such contribution being the "CT&T Contribution Date"), and thereafter Alleghany will distribute all of the outstanding shares of Chicago Title to Alleghany's shareholders (the "Chicago Title Distribution"); and
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            WHEREAS, the Newco Distributions, the AAM Distribution and the
Chicago Title Distribution are all intended to qualify as tax-free distributions under Section 355 of the Internal Revenue Code of 1986, as amended ("Code"); and

            WHEREAS, the parties desire to provide for, and agree upon, the allocation between them of liabilities for all Taxes (as hereinafter defined) arising prior to, as a result of, and subsequent to the transactions contemplated by the Newco Distributions, the AAM Distribution and the Chicago Title Distribution, and to provide for and agree upon other matters relating to Taxes.

            NOW THEREFORE, in consideration of the mutual agreements contained herein, the parties hereby agree as follows:

            SECTION 1. Definition of Terms.

            (a) Defined Terms. In addition to the capitalized terms otherwise defined herein, the following terms shall have the following meaning:

            "AAM Group" means AAM and each corporation which on the date of the AAM Distribution was a member of the "affiliated group" of which AAM would be the "common parent" (as such terms are defined or used in Section 1504(a) of the Code), determined as if AAM were owned by individuals.

            "Alleghany Consolidated Return" means any consolidated Federal income tax return for the Alleghany Group.

            "Alleghany Group" means Alleghany and all corporations which at the time of reference would be members of the "affiliated group" of which Alleghany is the "common parent" (as such terms are defined or used in Section 1504(a) of the Code), so that on the day


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after the Chicago Title Distribution Date, the term "Alleghany Group" excludes any entity that is then a member of the Chicago Title Group.

            "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to be closed for the transaction of business.

            "Chicago Title Consolidated Tax Liability" means the hypothetical liability for the Taxes imposed by Subtitle A or F of the Code which the Chicago Title Group would have for the Tax Period of reference if the Chicago Title Group had always filed its own consolidated Federal income tax return, computed by assuming that (i) the Chicago Title Group was subject to Tax on all of its taxable income at the applicable maximum federal income tax rates specified in the Code, (ii) intercompany transactions between members of the Chicago Title Group and the Alleghany Group that would be deferred under Treasury Regulation
Section 1.1502-13 are deferred and will be taken into account at the earlier of the time provided under Treasury Regulation Section 1.1502-13 or on the Chicago Title Distribution Date, (iii) any excess loss accounts (pursuant to Treasury Regulation Section 1.1502-19) with respect to any stock of a member of the Chicago Title Group shall be taken into account on the Chicago Title Distribution Date, and (iv) with respect to any Pre-Distribution Period, in the case of any item of income, gain, loss, deduction or credit that is computed or subject to a limitation only on a consolidated basis, including but not limited to, charitable contributions, capital losses, foreign tax credit, research and experimentation credit and Section 1231 gains and losses, such items shall be taken into account by Chicago Title only if, and to the extent (determined by Alleghany on any


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reasonable basis) that, such items are taken into account, and actually effects, the amount of the liability for Tax of the Alleghany Group for the Tax Period of reference.

            "Chicago Title Distribution Date" means the date as of which Alleghany exchanges with, or distributes to, its shareholders sufficient common stock of Chicago Title as a result of which Chicago Title ceases to be a member of the Alleghany Group as of the end of such day pursuant to Treasury Regulation
Section 1.1502-76(b)(1)(ii).

            "Chicago Title Group" means, as the case may be, (i) Chicago Title and those corporations which on the day after the Chicago Title Distribution Date would be members of the "affiliated group" of which Chicago Title would be the "common parent" (as such terms are defined or used in Section 1504(a) of the Code), determined as if Chicago Title were owned by individuals, and (ii) with respect to any Tax Period which includes or ends prior to the CT&T Contribution Date, CT&T and those corporations which at and for the time of reference would be members of the "affiliated group" of which CT&T would be the "common parent" (as such terms are defined or used in Section 1504(a) of the Code), determined as if CT&T were owned by individuals. Notwithstanding the foregoing, no member of the AAM Group shall be treated as having ever been a member of the Chicago Title Group, and Newco shall be treated as having always been a member of the Chicago Title Group (but the foregoing shall not be construed as conferring any liability upon the Chicago Title Group for any Tax imposed by Subtitle A or Subtitle F of the Code with respect to the Land Trust Business prior to the date of the Land Trust Contribution).

            "Consolidated or Combined State Tax" means any Tax imposed by any State or any political subdivision thereof which is (i) imposed on, or measured by, gross or net receipts,


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income, capital or net worth, including State and local franchise or similar
Taxes measured by net income, and (ii) computed on a consolidated, unitary or combined basis by reference to the assets and/or activities of members of both the Alleghany Group and the Chicago Title Group. Liability for telecommunications, gross receipts (other than taxes on gross receipts that are imposed in lieu of a tax on net receipts), transactional taxes, and sales and use taxes, or other similar types of transactional taxes shall not be considered a Consolidated or Combined State Tax for purposes of this Agreement.

            "Payment Date" means the due date for any required installment of estimated Taxes determined under Section 6655 of the Code, the due date (determined without regard to extensions) for filing the Alleghany Consolidated Return determined under Section 6072 of the Code, and the date the Alleghany Consolidated Return is filed.

            "Post-Distribution Period" means any Tax Period beginning on the day after the Chicago Title Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period beginning on the day after the Chicago Title Distribution Date.

            "Pre-Distribution Period" means any Tax Period ending on or before the Chicago Title Distribution Date, and, in the case of any Straddle Period, the portion of such Straddle Period ending on the Chicago Title Distribution Date.

            "Ruling Request" means the letter, dated November 12, 1997, submitted on behalf of Alleghany to the Internal Revenue Service requesting a letter ruling regarding certain income tax consequences of the AAM Distribution and the Chicago Title Distribution (including all attachments, exhibits, and other materials submitted with such ruling request letter), and all amendments or supplements to such ruling request letter.


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            "Straddle Period" means any Tax Period that begins on or before and ends after the Chicago Title Distribution Date.

            "Tax" or "Taxes" means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing.

            "Tax Law" means any law (other than the Code) of any governmental entity or political subdivision thereof relating to any Tax.

            "Tax Period" means, with respect to any Tax, the period for which the Tax is reported as provided under the Code or other applicable Tax Law.

            "Treasury Regulations" means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Period.

            (b) Interpretation of Terms. Unless otherwise indicated, the words and concepts used in this Agreement shall be given the same definitions and meanings ascribed to them by the Code, the Treasury Regulations or other Tax Law. Any alteration, modification, addition, deletion, or other change in the applicable provisions of the Code, the Treasury Regulations or other Tax Law shall automatically be applicable to this Agreement mutatis mutandis. Unless otherwise indicated, all references herein to a particular section of the Code,


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the Treasury Regulations or other Tax Law shall include any successor provision designated by a different or additional section reference.

            SECTION 2. Allocation of Tax Liabilities.

            2.01 Chicago Title Liability. For each Tax Period for which any member of the Chicago Title Group was also a member of the Alleghany Group, Chicago Title shall be liable for, and shall indemnify and hold harmless Alleghany and each member of the Alleghany Group (excluding any member of the Chicago Title Group) from and against, the amount of (a) the Chicago Title Consolidated Tax Liability for the Tax Period of reference over (b) the net amount theretofore paid by the Chicago Title Group to Alleghany on account of the Chicago Title Consolidated Tax Liability for the Tax Period of reference.

            2.02 Alleghany Liability. Provided that Chicago Title and the members of the Chicago Title Group have performed all of their obligations under this Agreement, Alleghany shall be liable for, and shall indemnify and hold harmless Chicago Title and each member of the Chicago Title Group from and against any liability for Taxes of the Alleghany Group imposed by Subtitle A or F of the Code or Chapter 43 of Subtitle D of the Code.

            2.03 AAM Liability. Except as otherwise provided herein with respect to Consolidated or Combined State Income Taxes and as may be required to allow CT&T to exclude from its income pursuant to Treasury Regulation 1.1502-13(f)(2)(ii) any dividend from AAM, AAM shall be treated as having never been a member of the Chicago Title Group, and, except as specifically provided herein, Chicago Title shall have no liability for, and shall be indemnified and be held harmless from, the liability for Taxes of AAM or any member of the AAM Group imposed by Subtitle A or F of the Code.


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            2.04 Allocation of All Other Taxes. Except as provided in Section
2.05, all Taxes other than those specifically allocated pursuant to Sections
2.01 through 2.03 shall be allocated based on the legal entity on which the legal incidence of the Tax is imposed, determined without regard to any joint and several liability any other legal entity would have as a result of membership in any controlled group.

            2.05 Chicago Title Liability for Transaction and Certain Other
Taxes.

            Except as otherwise specifically provided in this Agreement, Chicago Title shall be liable for, and shall indemnify and hold harmless Alleghany from and against any liability for, Taxes arising from the Land Trust Contribution, the Newco Distributions, the AAM Distribution or the Chicago Title Distribution as follows:

            (a) any sales, use, stock, real property or other transfer Taxes imposed on the transfers occurring in connection with, or pursuant to, the Land Trust Contribution, the Newco Distributions and the Chicago Title Distribution;

            (b) any Tax resulting from any income or gain recognized by the Chicago Title Group under Treasury Regulation Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax Laws) as a result of the Chicago Title Distribution; and

            (c) any Tax resulting for any reason whatsoever from any income or gain recognized by Alleghany as a result of either the contribution of CT&T to Chicago Title or the Chicago Title Distribution failing to qualify for tax-free treatment under Sections 351, 355, 361, 368 or other provisions of the Code (as contemplated in the Ruling Request) or other applicable Tax Laws;


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            (d) any Tax resulting from any income or gain recognized by
Alleghany (including any member of the AAM Group) as a result of the AAM Distribution failing to qualify for tax-free treatment under Sections 351, 355, 361, 368 or other provisions of the Code (as contemplated in the Ruling Request) or other applicable Tax Laws by reason of the inaccuracy of any factual statements or representations relating to Chicago Title or any member of the Chicago Title Group in connection with the Ruling Request, or from any breach of Chicago Title's representations or covenants under Section 9 or any Chicago Title Tainting Act (as defined in Section 9) by Chicago Title or any member of the Chicago Title Group; and

            (e) any Tax resulting for any reason whatsoever from any income or gain recognized by Alleghany (including any member of the AAM Group) as a result of either the Land Trust Contribution or the Newco Distributions failing to qualify for tax-free treatment under Sections 351, 355, 361, 368 or other provisions of the Code or other applicable Tax laws.

            2.06 General Method of Proration. In determining the Tax for the Pre-Distribution Period and the Post-Distribution Period, items of income, gain, loss, deduction, and credit shall be apportioned between such periods based upon a closing of the books for Tax purposes and in accordance with the principles of Treasury Regulation Section 1.1502-76(b), as reasonably interpreted and applied by Alleghany and Chicago Title. For this purpose, Chicago Title's books for accounting and Tax purposes shall close at the close of business on the Chicago Title Distribution Date. No election shall be made under Treasury Regulation
Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year's items), and Treasury Regulation Section 1.1502-76(b)(2)(iii) will be applied to ratably allocate the items (other than extraordinary items, including, without limiting the generality of the foregoing, compensation items) for the


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month which includes the Chicago Title Distribution Date. Any items of income, gain, loss, deduction and credit relating to the Chicago Title Distribution shall be treated as an extraordinary item described in Treasury Regulation
Section 1.1502-76(b)(2)(ii)(C) and shall be allocated to the Pre-Distribution Period, and any Taxes related to such items shall be treated under Treasury Regulation Section 1.1502-76(b)(2)(iv) as relating to such extraordinary item and shall be allocated to the Pre-Distribution Period.

            2.07 Consolidated or Combined State Taxes for Straddle Periods. Any Consolidated or Combined State Taxes for a Straddle Period shall be allocated between the members of the Alleghany Group and the Chicago Title Group first on the basis of, and to the extent, that the receipts, income, capital or net worth of a member resulted in, or increased, any Consolidated or Combined State Taxes. Any remaining Consolidated or Combined State Taxes for a Straddle Period shall be allocated among the members on the basis on which each member's relative attribute (whether positive or negative) was taken into account in determining the amount of any Consolidated or Combined State Tax contributed to the remainder of the Consolidated or Combined State Taxes for the Straddle Period.

            2.08 Adjustment of Tax Liability. If any item of income, gain, loss, expense, deduction or credit that enters into the computation of the Chicago Title Consolidated Tax Liability or the Consolidated or Combined State Taxes for the Straddle Period is changed or adjusted by the Internal Revenue Service or by a State or local tax authority and such change or adjustment is part of a final settlement with the Internal Revenue Service or a State or local tax authority that is binding on all parties or, if applicable, a final judicial decision upon the expiration of the time for the decision to be appealed (a "final determination"), Alleghany shall


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make such payments to Chicago Title or Chicago Title shall make such payments to
Alleghany (including interest, penalties and additions to Tax imposed on the Alleghany Group or any member of the Alleghany Group) in connection with the adjustment or change as may be necessary to adjust the payments between Chicago Title and Alleghany to reflect payments that would have been made under Sections
2.01 through 2.07 of this Agreement had the adjustments as finally determined been taken into account in determining the amount of the payments under Sections
2.01 through 2.07. A payment required under this Section 2.08 shall be due and payable ten (10) Business Days following the date that one party gives notice to the other party that a payment is due. Notice under this Section 2.08 shall include a copy of the notice of deficiency or other written communication from a Tax authority describing the final determination and, if appropriate or necessary, detailed calculations supporting the amount due.

            SECTION 3. Preparation and Filing of Tax Returns.

            3.01 Alleghany Consolidated Returns. The Alleghany Consolidated Return required to be filed for any Tax Period shall be prepared by Alleghany. For any prior Tax Period for which the Alleghany Consolidated Return has not been filed by the Chicago Title Distribution Date and for the Tax Period which includes the Chicago Title Distribution Date, Chicago Title shall provide Alleghany with (i) a true and correct tax return for the Chicago Title Group, together with an accompanying computation of Tax liability of the Chicago Title Group, (ii) separate tax returns for each member of the Chicago Title Group together with accompanying computations of the separate return Tax liabilities of each member of the Chicago Title Group, and (iii) a reconciliation of book income to Federal taxable income for each member of the Chicago Title Group. Chicago Title agrees to use reasonable efforts in good faith to provide


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Alleghany with such returns and computations no later than the first day of the sixth month following the end of the Tax Period to which such returns and computations relate, but in any event shall provide such returns and computations to Alleghany no later than the fifteenth day of the seventh month following the end of the Tax Period to which such returns and computations relate.

            3.02 Consolidated or Combined State Tax Returns. Any returns reporting Consolidated or Combined State Tax for any Pre-Distribution Period and any Straddle Period shall be prepared and filed when due (including extensions) by the person obligated to file such return of Consolidated or Combined State Tax under the applicable Tax Law. Alleghany and Chicago Title shall provide, and shall cause the members of their respective affiliated groups to provide, assistance and shall cooperate with one another in accordance with Section 5 with respect to the preparation and filing of any return reporting Consolidated or Combined State Tax, including providing information required to be provided in Section 5, for Pre-Distribution Periods or Straddle Periods not filed by the Chicago Title Distribution Date.

            3.03 Manner of Filing. All returns of Tax filed, or caused to be filed, by Alleghany or Chicago Title after the Chicago Title Distribution Date shall be (in the absence of a controlling change in law, facts or circumstances), (a) prepared on a basis that is consistent with the Ruling Request and any letter ruling of the Internal Revenue Service obtained by Alleghany in connection with the AAM Distribution and the Chicago Title Distribution, (b) with respect to any Tax Period that includes the Chicago Title Distribution Date, filed on a timely basis (including permitted extensions of time for filing) by the party responsible for such filing under this Agreement and (c) with respect to any Tax Period that includes the Chicago Title


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Distribution Date, prepared consistent with past practices, elections, accounting methods, conventions, and principles of taxation used for the most recent taxable periods for which the Tax returns involving similar items have been filed prior to the Chicago Title Distribution Date. With respect to all Pre-Distribution Tax Periods and the Tax Period which includes the Chicago Title Distribution Date, all elections that are available to the Alleghany Group under the Treasury Regulations relating to the filing of consolidated Federal income tax returns and all Tax return filing positions for all Tax Periods shall be made by Alleghany in its sole discretion.

            SECTION 4. Tax Payments.

            4.01 Payment of Taxes with Respect to Alleghany Consolidated Returns Filed After the Chicago Title Distribution Date. In the case of any Alleghany Consolidated Return the due date for which (including extensions) is after the Chicago Title Distribution Date, at least ten (10) Business Days prior to any Payment Date, Chicago Title shall compute and submit to Alleghany its estimate of the amount of the Chicago Title Consolidated Tax Liability for the Tax Period which would be required to be paid by Chicago Title on such Payment Date if the Chicago Title Group were a separate affiliated group, assuming that the required payment was sufficient to avoid incurring any addition to tax under Section 6655 of the Code by reason of an underpayment by a "large corporation" within the meaning of Section 6655(g)(2) of the Code. The amount so estimated shall be consistent with the elections under Section 6655(d) and (e) of the Code made or to be made by Alleghany, in its sole discretion, for such taxable year.

            Alleghany shall review the estimated amount as calculated by Chicago Title, and Alleghany shall conclusively determine in good faith the amount of Tax required to be paid by Chicago Title on that Payment Date. Alleghany shall notify Chicago Title in writing at least


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three (3) Business Days prior to any Payment Date of the amount of Tax required to be paid by Chicago Title to Alleghany prior to such Payment Date. Within one
(1) business day preceding any Payment Date, Chicago Title will pay to Alleghany the excess (if any) of:

            (i) the Chicago Title Consolidated Tax Liability determined as of such Payment Date with respect to the applicable Tax Period, over

            (ii) the cumulative payments with respect to such Tax Period prior to such Payment Date made by Chicago Title or by CT&T.

            4.02 Agreement Regarding Cumulative 1997 and 1998 Federal Income Tax Payments. Alleghany and Chicago Title agree that, as of the date hereof, the cumulative payments made, or deemed made for purposes of this Agreement by Chicago Title with respect to the year 1997 is $37,765,466, and with respect to the year 1998 is $29,356,050.

            4.03 Payment of Consolidated or Combined State Tax Relating to Returns Filed After the Chicago Title Distribution Date. The provisions of
Section 4.01 shall be equally applicable with respect to any Consolidated or Combined State Tax relating to any Pre-Distribution Period or Straddle Period.

            4.04 Method of Payment. All payments required by this Agreement shall be made by (i) wire transfer (by no later than 1:00 p.m. Eastern time on the required date of payment) to the appropriate bank account as may from time to time be designated by the parties for such purpose, provided that on the date of such wire transfer notice of the transfer is given to the recipient thereof in accordance with Section 17.01 of this Agreement or (ii) any other method agreed to by the parties. All payments due under this Agreement shall be deemed to be paid when available funds are actually received by the payee.


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            SECTION 5. Assistance and Cooperation. After the Chicago Title
Distribution Date, each of Alleghany and Chicago Title shall cooperate in good faith (and cause the respective members of their affiliated groups to cooperate) with each other and with each other's agents, including accounting firms and legal counsel, in connection with Tax matters relating to the Alleghany Group and the Chicago Title Group, including (i) preparation and filing of Tax returns, (ii) determining the liability for, and amount of, any Taxes due (including estimated Taxes) or the right to and amount of any refund of Taxes,
(iii) examinations of Tax returns, (iv) the determination of the basis of the stock of any corporation, and (v) any administrative or judicial proceeding in respect of Taxes assessed or proposed to be assessed. Each of Alleghany and Chicago Title shall also make available to each other, as reasonably requested and available, personnel (including officers, directors, employees and agents of Alleghany and Chicago Title or members of their respective affiliated group) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any administrative or judicial proceeding relating to Taxes. Any information or documents provided under this Section 5 shall be kept confidential by the person receiving the information or documents, except as may otherwise be necessary in connection with the filing of Tax returns or in connection with any administrative or judicial proceeding relating to Taxes.

            SECTION 6. Tax Records.

            6.01 Retention of Tax Records. Each of Alleghany and Chicago Title shall, and shall cause the members of their respective affiliated groups, to preserve and keep all reports of Taxes due, any claims for refund of Taxes paid, any information return with respect to Taxes,


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or any other similar report, statement, declaration, or document required to be filed under the Code or other Tax Law, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing ("Tax Returns"), Tax Return work papers, documentation relating to any audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of redetermining Taxes, and any other books of account or records required to be maintained under the Code or other applicable Tax Laws or under any record retention agreement with any Tax authority ("Tax Records") exclusively relating to the assets and activities of their respective affiliated groups for Pre-Distribution Tax Periods and any Straddle Periods for so long as the contents thereof may become material in the administration of any matter under the Code or other applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, and (ii) seven years after the Chicago Title Distribution Date. If, prior to the expiration of the applicable statute of limitation and such seven-year period, Alleghany or Chicago Title reasonably determines that any Tax Records which it is required to preserve and keep under this Section 6 are no longer material in the administration of any matter under the Code or other applicable Tax Law, Alleghany or Chicago Title, as the case may be, may dispose, or may permit the members of their respective affiliated groups to dispose, of such records upon 90 days' prior notice to the other party. Such notice shall include a list of the records to be disposed of describing in reasonable detail each file, book, or other record accumulation being disposed. The notified person shall have the opportunity, at its cost and expense, to copy or remove, within such 90-day period, all or any part of such Tax Records.


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            6.02 Access to Tax Records. Alleghany and Chicago Title shall make, and shall cause the members of their respective affiliated groups to make, available to each other for inspection and copying during normal business hours upon reasonable notice all Tax Records in their possession to the extent reasonably required by the other party in connection with the preparation of Tax Returns, audits, litigation, the determination of basis, or the resolution of items under this Agreement.

            SECTION 7. Tax Contests.

            7.01 Notice. Each of Alleghany or Chicago Title, as the case may be, shall provide prompt notice to the other of any pending or threatened Tax audit, assessment or proceeding or other Tax contest of which it or any member of their respective affiliated groups receives any written communication related to Taxes for Tax Periods for which Alleghany or Chicago Title is, or may be, indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax authority in respect of any such matters. If an indemnified party receives any written communication of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then
(i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary


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detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

            7.02 Control of Tax Contests. Alleghany shall have full responsibility and discretion in handling, settling or contesting any Tax audit or contest involving a Tax reported on the Alleghany Consolidated Return; provided, however, that with respect to any Tax for which Chicago Title has liability under this Agreement, Alleghany shall consult with, and consider in good faith any suggestions of, Chicago Title, shall keep Chicago Title informed as to the progress of any Tax audit or contest and, if requested by Chicago Title, shall consult with, and consider in good faith any recommendation by, Chicago Title (or its counsel) concerning the conduct of such Tax audit or contest.

            In the case of any return involving any Combined or Consolidated State Tax, the person responsible under the Tax Law for the preparation and filing of such return shall have full responsibility and discretion in handling, settling or contesting any Tax audit or contest involving any Combined or Consolidated State Tax; provided, however, that the person with such responsibility shall consult with, and consider in good faith any suggestions of, the other with respect to any Tax for which such other person has liability under this Agreement.

            SECTION 8. Effective Date; Termination of Prior Tax Sharing Agreements. This Agreement shall be effective on the Chicago Title Distribution Date. Immediately prior to the Chicago Title Distribution Date, any written or oral agreement or any other arrangements relating to the allocation of Taxes existing between Alleghany and any member of the Alleghany Group and any member of the Chicago Title Group (other than this Agreement) shall be


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terminated, and neither party shall thereafter have any liability or obligation
(whether in respect of past or future Taxes) to the other under any prior tax allocation agreement.

            SECTION 9. No Inconsistent Actions.

            9.01 Chicago Title Agreements. Chicago Title covenants and agrees that it will not take any action, and it will cause each member of the Chicago Title Group to refrain from taking any action, which may be inconsistent with the Tax treatment of the AAM Distribution or the Chicago Title Distribution as contemplated in the Ruling Request (any such action is referred to in this Section 9 as a "Chicago Title Tainting Act"), unless (i) Chicago Title either
(A) obtains a ruling with respect to the Tainting Act from the Internal Revenue Service or other applicable Tax Authority that is reasonably satisfactory to Alleghany (except that neither Chicago Title nor any member of the Chicago Title Group shall submit any such ruling request if Alleghany determines in good faith that filing such request might have a materially adverse effect upon Alleghany), or (B) obtains an unqualified opinion of independent nationally recognized tax counsel acceptable to Alleghany, on a basis of assumed facts and representations consistent with the facts at the time of such action, that such Tainting Act will not adversely affect the Tax treatment of the AAM Distribution or the Chicago Title Distribution as contemplated in the Ruling Request, or (ii) Alleghany consents in writing to such Tainting Act, which consent shall be granted or withheld in the sole and absolute discretion of Alleghany.

            Without limiting the foregoing, during the two-year period following the Chicago Title Distribution Date, unless clause (i) or (ii) of the preceding paragraph is satisfied with respect to the applicable action, neither Chicago Title nor CT&T will (a) liquidate or merge with or into any other corporation;
(b) issue more than 20 percent, by vote or value, of its capital stock


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
in one or more transactions; (c) redeem, purchase or otherwise reacquire more than five (5) percent, by vote or value, of its capital stock in one or more transactions (other than in connection with future employee benefit plans or pursuant to a future market purchase program involving five (5) percent or less of its publicly traded stock); (d) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, more than 25 percent of the assets constituting the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code; or (e) discontinue or cause to be discontinued the active conduct of the trades or businesses relied upon in the Ruling Request to satisfy Section 355(b) of the Code.

            9.02 No Inconsistent Plan or Intent. Chicago Title represents and warrants that neither Chicago Title nor any of the members of the Chicago Title Group has any plan or intent to take any action which is inconsistent with any factual statements or representations in the Ruling Request. Regardless of any change in circumstances, Chicago Title covenants and agrees that Chicago Title will not take, and it will cause the members of the Chicago Title Group to refrain from taking, any such inconsistent action on or before the second anniversary of the Chicago Title Distribution Date, other than as permitted in this Section 9.

            9.03 Chicago Title Indemnity. Notwithstanding anything to the contrary in this Agreement, Chicago Title shall be solely liable for, and shall indemnify and hold harmless Alleghany and members of the Alleghany Group (including members of the AAM Group) from any Tax (a) resulting from a Chicago Title Tainting Act by Chicago Title or the members of the Chicago Title Group, regardless of whether clause (i) or (ii) of Section 9.01 was satisfied with respect to such Tainting Act and (b) on, based upon, or resulting from, the Land Trust Contribution and the Newco Distributions.

            9.04 Exclusion From Indemnity. Notwithstanding the provisions of
Section 2.05 and this Section 9, Chicago Title shall have no liability for, and shall not be obligated to indemnify and hold harmless Alleghany and members of the Alleghany Group (including members of the AAM Group) from any Tax which results solely and directly from, and then only to the extent attributable to,
(a) any errors or omissions in the factual statements or representations made in the Ruling Request relating to Alleghany or members of the Alleghany Group, excluding the Chicago Title Group, or (b) the taking, or the failure to take, by Alleghany or, after the date of the AAM Distribution, any member of the AAM Group of any action which is inconsistent with any factual statements or representations relating to Alleghany or, as to actions or inactions after the date of the AAM Distribution, by any members of the AAM Group, in the Ruling Request (any error or omission in clause (a) or the taking or failure to take in clause (b) being referred to herein as an "Alleghany Tainting Act."). Chicago Title shall be relieved of its liability for, or its obligation to indemnify hereunder only if, or to the extent that, Chicago Title would have had no liability, or its liability would have been reduced, had no Alleghany Tainting Act occurred. For this purpose, no account shall be taken of the increased possibility of discovery caused by reason of any Alleghany Tainting Act nor the effect of any other act (including by way of illustration and not by way of limitation, any extension by Alleghany of any statute of limitations).

            SECTION 10. Carrybacks.

            10.01 Waiver of Carrybacks. Chicago Title agrees that Chicago Title shall make all available elections to waive or relinquish the right to claim in, or carryback to, any Tax Period for which any member of the Chicago Title Group was also a member of the Alleghany Group arising in a Post-Distribution Period, and Chicago Title shall make no affirmative election to claim any such carryback of any net operating loss, net capital loss, unused or excess tax credit, or other similar deductible or creditable Tax items which may or must be carried from any Post-Distribution Period back to a Pre-Distribution Period under the Code.

            10.02 Permitted Carrybacks. If notwithstanding the making of all available elections, Chicago Title is required to claim in, or carryback to, any Tax Period for which any member of the Chicago Title Group was also a member of the Alleghany Group any deductible or creditable Tax items from any Post-Distribution Period (a "carryback item"), then Alleghany shall pay to Chicago Title promptly after the same is received (or credited against any other Tax obligation of Alleghany) the amount of any refund of Tax in a Pre-Distribution Period received (or credited against another Tax) attributable to a carryback item; provided, however, that the amount of such refund payable to Chicago Title shall not exceed the reduction in the Chicago Title Consolidated Tax Liability for the Pre-Distribution Period attributable to the carryback item.

            SECTION 11. Survival of Obligations. The representations, warranties, covenants and agreements set forth in this Agreement shall be unconditional and absolute and shall remain in effect without limitation as to time.

            SECTION 12. Treatment of Payments; Tax Gross Up.

            12.01 Treatment of Tax Indemnity Payments. In the absence of any change in tax treatment under the Code or other applicable Tax Law, any Tax indemnity payments made by Alleghany or Chicago Title under Sections 2 or 9, shall be reported for Tax purposes by the payor and the recipient as distributions or capital contributions, as appropriate, occurring immediately before the Chicago Title Distribution Date, but only to the extent the payment does not relate to a Tax allocated to the payor in accordance with Treasury Regulation Section 1.1502-33(d) (or under corresponding principles of other applicable Tax Laws).


            12.02 Tax Gross-Up. If notwithstanding the manner in which Tax indemnity payments were reported, there is an adjustment to the Tax liability of Alleghany or Chicago Title as a result of its receipt or accrual of a payment pursuant to this Agreement, such payment shall be appropriately adjusted so that the amount of such payment, reduced by the amount of all Taxes payable with respect to the receipt or accrual thereof (but taking into account all correlative Tax savings resulting from the payment of such Taxes), shall equal the amount of the payment which the company receiving such payment would otherwise be entitled to receive pursuant to this Agreement.

            SECTION 13. Disagreements and Disputes.

            13.01 Disagreements as to Calculations, Returns, etc. If after good faith negotiations Alleghany and Chicago Title cannot agree on the application of this Agreement to the matters referred to in Sections 2.06, 2.08, 3.03, 10.01, 10.02 and 12.02, then such matter (and only such matters) will be referred to a nationally recognized accounting firm acceptable to both Alleghany and Chicago Title (the "Accounting Firm"). The Accounting Firm shall furnish written notice to Alleghany and Chicago Title of its resolution of any such disagreement as soon as practical, but in any event no later than 45 days after its acceptance of the matter for resolution. Any such resolution by the Accounting Firm will be conclusive and binding on Alleghany and Chicago Title. In accordance with Section 16, each of Alleghany and Chicago Title shall pay its own fees and expenses (including the fees and expenses of its representatives) incurred in connection with the referral of the matter to the Accounting Firm. All fees and expenses of the Accounting Firm in connection with such referral shall be shared equally by Alleghany and Chicago Title.

            SECTION 14. Late Payments. Any amount owed by one party to another party under this Agreement which is not paid when due shall bear interest at the base rate on corporate loans charged by Chase Manhattan Bank, N.A., New York, New York from time to time, compounded daily on the basis of a year of 365 or 366 (as applicable) days and actual days elapsed, plus two (2) percentage points, compounded semiannually, from the due date of the payment to the date paid. To the extent interest required to be paid under this Section 14 duplicates interest required to be paid under any other provision of this Agreement, interest shall be computed at the higher of the interest rate provided under this Section 14 or the interest rate provided under such other provision.

            SECTION 15. Setoff. Notwithstanding anything to the contrary in this Agreement, each of Alleghany and Chicago Title has the right to collect payments under this Agreement that are more than sixty (60) calendar days past due by setoff against payments due to the other party under this Agreement or any other agreement between them. Notwithstanding the preceding sentence, in the event and to the extent that any payment to be made under this Agreement is in dispute between the parties and the disputed matter is subject to the dispute resolution procedure set forth in Section 13 of this Agreement, the setoff provision of this Section 15 shall not apply to the extent of the disputed amount.

            SECTION 16. Expenses. Except as provided in Section 13, each of Alleghany and Chicago Title and members of their respective affiliated groups shall bear their own expenses incurred in connection with preparation of Tax returns, Tax contests, and other matters related to Taxes under the provisions of this Agreement.

            SECTION 17. General Provisions.

            17.01 Addresses and Notices. Any notice, demand, request or report required or permitted to be given or made to any party under this Agreement shall be in writing and shall be deemed given or made when delivered to a party or when sent by first class mail or by other commercially reasonable means of written communication (including delivery by an internationally recognized courier service or by facsimile transmission) to the party at the party's address as follows:

            If to Alleghany, at:

            Alleghany Corporation
            375 Park Avenue
            New York, New York  10152
            Attn:  General Counsel
            Telecopy number: (212) 759-3295

            with a copy to:

            Shereff, Friedman, Hoffman & Goodman, LLP
            919 Third Avenue
            New York, New York  10022-9998
            Attn:  Richard D. Belford, Esq.
            Telecopy number:  (212) 758-9526

            If to Chicago Title, at:

            Chicago Title Corp.
            171 North Clark Street
            Chicago, Illinois  60601
            Attn:  General Counsel
            Telecopy number:  (312) 223-5912
            with a copy to:

            Chicago Title Corp.
            171 North Clark Street
            Chicago, Illinois 60601
            Attn:  Chief Financial Officer
            Telecopy number:  (312) 223-3377

            A party may change the address for receiving notices under this Agreement by providing written notice of the change of address to the other parties.

            17.02 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

            17.03 Waiver. No failure by any party to insist upon the strict performance of any obligation under this Agreement or to exercise any right or remedy under this Agreement shall constitute waiver of any such obligation, right, or remedy or any other obligation, rights, or remedies under this Agreement.

            17.04 Invalidity of Provisions. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not be affected thereby.

            17.05 Further Action. The parties shall execute and deliver all documents, provide all information, and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement, including the execution and delivery to the other parties and their Affiliates and representatives of such powers of attorney or other authorizing documentation as is reasonably necessary or appropriate in connection with Tax contests (or portions thereof) under the control of such other parties in accordance with Section 7.


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
            17.06 Integration. This Agreement constitutes the entire agreement among the parties pertaining to the subject matter of this Agreement and supersedes all prior agreements and understanding pertaining thereto.

            17.07 Construction. The language in all parts of this Agreement shall in all cases be construed according to its fair meaning and shall not be strictly construed for or against any party

            17.08 No Double Recovery; Subrogation. No provision of this Agreement shall be construed to provide an indemnity or other recovery for any costs, damages, or other amounts for which the damaged party has been fully compensated under any other provision of this Agreement or under any other agreement or action at law or equity. Unless expressly required in this Agreement, a party shall not be required to exhaust all remedies available under other agreements or at law or equity before recovering under the remedies provided in this Agreement. Subject to any limitations provided in this Agreement, the indemnifying party shall be subrogated to all rights of the indemnified party for recovery from any third party.

            17.09 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

            17.10 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

            IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by the respective officers as of the date set forth above.

                                          ALLEGHANY CORPORATION

                                          By: /s/ Peter R. Sismondo
                                              ----------------------------------
                                          Title:

                                          CHICAGO TITLE CORPORATION

                                          By: /s/ Paul T. Sands, Jr.
                                              ----------------------------------
                                          Title: Executive Vice President


                                       28